FIRST AMENDMENT TO
                                  THE GKM FUNDS
                             DISTRIBUTION AGREEMENT

     WHEREAS, The GKM Funds, an Ohio business trust (the "Trust") and Ultimus Fund Distributors, LLC, an Ohio limited liability company (the "Distributor"), have entered into a Distribution Agreement as of December 17, 2001 (the "Agreement");

     WHEREAS, the parties desire to add GKM Advisers, LLC, a Delaware limited liability company (the "Adviser") as a party to the Agreement; and

     WHEREAS, the parties desire to amend the Agreement to clarify that it has always been the understanding of the parties that the Trust has no responsibility to pay fees and expenses to the Distributor, and that only the Adviser is responsible for payments;

     NOW, THEREFORE, effective September 20, 2006, the Trust and the Distributor agree to amend the Agreement as follows:

     1.   GKM Advisers, LLC is hereby added as a party to the Agreement.

     2.   Section 7 of the Agreement is hereby amended to read as follows:

          7.   Fees and Expenses.
               ------------------

          The fees and expenses under this Agreement shall not be expenses of the Trust. For performing its services under this Agreement, Distributor will receive a fee from the Adviser. The fee is $6,000 per annum, and shall be paid on a monthly basis. The Adviser shall promptly reimburse Distributor for any expenses in accordance with the following paragraph.

          In the performance of its obligations under this Agreement, Distributor will pay only the costs incurred in qualifying as a broker or dealer under state and federal laws and in establishing and maintaining its relationships with the dealers selling the Shares. All other costs in connection with the offering of the Shares will be paid by the Adviser. These costs include, but are not limited to, licensing fees, filing fees (including NASD), travel and such other expenses as may be incurred by Distributor on behalf of the Trust.

     3.   Section 10 of the Agreement is hereby amended to read as follows:

          10.  Representations of the Parties.
               -------------------------------

          (a) The Trust certifies to Distributor and Adviser that: (1) as of the date of the execution of this Agreement, each Series that is in existence as of such date has authorized unlimited shares, and (2) this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

          (b) Distributor represents and warrants that: (1) the various procedures and systems which Distributor has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause the records and other data of the Trust and Distributor's records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder, and
          (2) this Agreement has been duly authorized by Distributor and, when executed and delivered by Distributor, will constitute a legal, valid and binding obligation of Distributor, enforceable against Distributor in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

          (c) Adviser represents and warrants that this Agreement has been duly authorized by Adviser and, when executed and delivered by Adviser, will constitute a legal, valid and binding obligation of Adviser, enforceable against Adviser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

     4.   Section 11 of the Agreement is hereby amended to read as follows:

          11.  Termination and Amendment of this Agreement.
               --------------------------------------------

          This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment. This Agreement may be amended only if such amendment is approved (i) by Distributor, (ii) by Adviser, (iii) either by action of the Board of Trustees of the Trust or at a meeting of the Shareholders of the Trust by the affirmative vote of a majority of the outstanding Shares, and (iv) by a majority of the Trustees of the Trust who are not interested persons of the Trust, Adviser or of Distributor by vote cast in person at a meeting called for the purpose of voting on such approval.

          The Trust, Adviser or Distributor may at any time terminate this Agreement on sixty (60) days' written notice delivered or mailed by registered mail, postage prepaid, to the other parties.

     5.   Section 17 of the Agreement is hereby amended to read as follows:

          17.  Notices.
               --------

          Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party, with a copy to the Trust's counsel, at such address as such other party may designate for the receipt of such notice. Such notice will be effective upon receipt. Until further notice to the other party, it is agreed that the address of the Trust and the Adviser for this purpose shall be

          11150 Santa Monica Boulevard, Suite 850, Los Angeles, California 90025, Attn: Timothy J. Wahl; and that the address of Distributor for this purpose shall be 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246, Attn: Robert G. Dorsey.

     6. Excepted as amended hereof, the Agreement shall remain in full force and effect.

          Executed as of the 19th day of September, 2006.

THE GKM FUNDS


By:      /s/ Timothy J. Wahl
   --------------------------------------------------
         Timothy J. Wahl, Trustee

GKM ADVISERS, LLC


By:       /s/ Timothy J. Wahl
   --------------------------------------------------
         Timothy J. Wahl, President


ULTIMUS FUND DISTRIBUTORS, LLC


By:      /s/ Robert G. Dorsey
   --------------------------------------------------
         Robert G. Dorsey, President